Exhibit 12.01

GLENBOROUGH REALTY TRUST INCORPORATED
Computation of Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Fixed Charges and Preferred Dividends
For the five years ended December 31, 2001
and the three months ended March 31, 2002
(in thousands)

						Three Months
						Ended
	Year Ended December 31,					March 31,

	1997	1998	1999	2000	2001	2002

EARNINGS, AS DEFINED
Net income before preferred dividends(1)	$19,368	$44,602	$50,286	$38,869	$43,875	$10,691
Extraordinary items	843	1,400	(984)	7,910	1,732	—
Minority Interest	1,119	2,550	3,647	2,157	2,745	651
Fixed Charges	9,668	53,289	64,782	63,281	37,802	9,465

	$30,998	$101,841	$117,731	$112,217	$86,154	$20,807

FIXED CHARGES AND PREFERRED DIVIDENDS, AS DEFINED
Interest Expense	$9,668	$53,289	$64,782	$63,281	$37,802	$9,465
Capitalized Interest	—	1,108	2,675	3,777	4,573	983
Preferred Dividends	—	20,620	22,280	20,713	19,564	4,891

	$9,668	$75,017	$89,737	$87,771	$61,939	$15,339
RATIO OF EARNINGS TO FIXED CHARGES(1)	3.21	1.87	1.75	1.67	2.03	1.99

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS(1)	3.21	1.36	1.31	1.28	1.39	1.36

(1)	Includes depreciation and amortization expense as a deduction.

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